SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  -----------



                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                (Final Amendment)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         First American Financial Corp.
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                    318522307
                                 ---------------
                                 (CUSIP Number)


                                December 31, 1998
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |X| Rule 13d-1(b)
          |_| Rule 13d-1(c)
          |_| Rule 13d-1(d)




                                Page 1 of 6 Pages


                                  SCHEDULE 13G

CUSIP No. 666499108                                                         Page 2 of 6 Pages
---------------------------------------------------------------------------------------------

1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gilder, Gagnon, Howe & Co.
        13-3174112
---------------------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                         (a) |_|

                                                                                 (b) |_|
---------------------------------------------------------------------------------------------
3)      SEC USE ONLY

---------------------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
---------------------------------------------------------------------------------------------

                         5)    SOLE VOTING POWER

        NUMBER                 27,111
                         --------------------------------------------------------------------
        OF               6)    SHARED VOTING POWER
        SHARES
        BENEFICIALLY           None
                         --------------------------------------------------------------------
        OWNED BY         7)    SOLE DISPOSITIVE POWER
        EACH
        REPORTING              None
                         --------------------------------------------------------------------
        PERSON           8)    SHARED DISPOSITIVE POWER
        WITH
                               2,726,980
---------------------------------------------------------------------------------------------
9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,726,980
---------------------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                                       |_|

---------------------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.5%

---------------------------------------------------------------------------------------------
12)     TYPE OF REPORTING PERSON

        BD
---------------------------------------------------------------------------------------------


                                Page 2 of 6 Pages

                                         Schedule 13G
                                         ------------

Item 1(a). Name of Issuer:

First American Financial Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

114 East 5th Street
Santa Ana, Ca.  92701

Item 2(a). Name of Person Filing:

Gilder, Gagnon, Howe & Co.

Item 2(b). Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c). Citizenship:

New York

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number: 318522307

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) |X| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

           (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

           (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

           (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e) |_| Investment   Adviser     in     accordance     with
                   ss.240.13d-1(b)(1)(ii)(E)

           (f) |_| Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)


                                Page 3 of 6 Pages

           (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

           (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

           (j) |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.    Ownership.

           (a)  Amount beneficially owned:  2,726,980

           (b)  Percent of class:  4.5%

           (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  27,111

                  (ii) Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition of:
                        None

                  (iv) Shared power to dispose or to direct the disposition of:
                       2,726,980

The shares reported include 2,639,236 shares held in customer accounts over which partners and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares and 60,633 shares held in accounts owned by the partners of the Reporting Person and their families, and 27,111 shares held in the account of the profit-sharing plan of the Reporting Person.

Item 5.  Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

None.


                                Page 4 of 6 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.    Identification and Classification of Members of the Group.

Not applicable

Item 9.    Notice of Dissolution of Group.

Not applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                Page 5 of 6 Pages

                                    SIGNATURE
                                    ---------


           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                          January 10, 1999
                                          --------------------------------------
                                            Date


                                          /s/ Walter Weadock
                                          --------------------------------------
                                            Signature


                                          Walter Weadock, General Partner
                                          --------------------------------------
                                            Name/Title



                                Page 6 of 6 Pages